Exhibit 10.23

THIS LEASE dated the 25th day of July, 2012

BETWEEN:

0727219 B.C. LTD.

(“Nominee”)

and

PCI BETA HOLDINGS INC.

(“Beneficial Owner” and together with the Nominee, the “Landlord”)

and

D-WAVE SYSTEMS INC.

(“Tenant”)

BACKGROUND

A.	The Nominee is the registered owner and the Beneficial Owner is the beneficial owner of the Lands (as hereinafter defined) on which the Landlord has constructed a Building (as hereinafter defined).

B.	The Landlord has agreed to lease the Building and the Lands to the Tenant on the terms and conditions set out below.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1     Defined Terms

In this Lease:

(a)	“Basic Rent” has the meaning set out in Section 3.2;

(b)

“Building” means the building located on the Lands, including the heating, ventilating and air conditioning (“HVAC”), mechanical, electrical and plumbing systems, back-up power generators and related equipment in or on the Building, and all other base building systems, including but not limited to those listed in Exhibit A, and the Storage Tanks, excluding the Tenant’s trade fixtures and personal property;

(c)	“Environmental Reports” means:

(i)	Stage 1 Preliminary Site Investigation, 3033 Beta Avenue, Burnaby, B.C., prepared by Keystone Environmental Ltd., dated June 18, 2012: and

(ii)	Stage 2 Preliminary Site Investigation, 3033 Beta Avenue, Burnaby, B.C., prepared by Keystone Environmental Ltd, dated June 21, 2012;

(d)

“HST” means the “harmonized sales tax” or any similar or replacement sales tax, value added tax, multi-stage tax, goods and services tax, business transfer tax, whatsoever called payable under the Excise Tax Act (Canada) or any replacement legislation;

(e)

“Hazardous Substance” means any substance which, when released into the Building or any part thereof, or into the natural environment, is likely to cause, at any time, material harm or degradation to the Building or the Lands or any part of either of them, or to the natural environment or material risk to human health, and includes, without limitation, any flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls, chlorofluorocarbons, hydro chlorofluorocarbons, urea formaldehyde foam insulation, radon gas, chemicals known to cause cancer or other toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, or any substance declared to be hazardous or toxic or a pollutant, dangerous good, deleterious substance, effluent, hazardous waste or special waste, or words of similar meaning under any laws now or hereafter enacted, which affect or apply to the Building, the Landlord, the Tenant, or any of them;

(f)	“Lands” means the lands described as:

Parcel Identifier: 003-021-700

Lot 48, District Lot 70, Group 1

New Westminster District Plan 62014

(3033 Beta Ave, Burnaby, British Columbia);

(g)

“Operating Costs” means, without duplication, the reasonable costs, fees and expenses incurred by or on behalf of the Landlord for the maintenance, repair, management and operation of the Lands and the Building in a first class manner and condition including, without limitation:

(i)

the cost of maintenance, repairs and replacements of or to the Building and other improvements on the Lands that, in accordance with generally accepted accounting principles, are chargeable to operating expenses as distinguished from capital repairs or replacements;

(ii)	the cost of gardening, landscaping, ice and snow removal and waste and garbage removal;

(iii)	the cost of window cleaning;

(iv)	the cost of utilities and water and sewer charges billed to the Landlord for the Premises;

(v)	the cost of maintenance contracts for heating, ventilating and air-conditioning equipment and any other building systems;

(vi)

an amount for depreciation of the capital cost of replacements made by the Landlord during the Term to HVAC systems or the back-up power generator and related equipment in or on the Building, such depreciation to be at rates determined according to generally accepted accounting principles and based on an estimated useful life of fifteen (15) years from the date of completion of the replacement;

(vii)	the cost of the Landlord’s premiums for the insurance policies required pursuant to Section Section 5.1;

(viii)	sign rental costs;

(ix)	parking lot cleaning, lining and repair; and

(x)	a management fee of three percent (3%) of the Basic Rent, Operating Costs and Realty Taxes as described herein;

but excluding:

(xi)

the cost of capital replacements to the structure of the Building, including, without limitation, the foundations, bearing walls, roof and roof structure (but expressly excluding the roof membrane), save and except:

(xii)	where such replacements are caused or necessitated by the actions and/or negligence of the Tenant or those for whom in law it is responsible, and

(A)	for depreciation referred to in Section 1.1 (g)(vi) of this definition,

in which in each of the foregoing cases the applicable cost shall be included in “Operating Costs”;

(B)	interest on or principal repayments of debt;

(C)	costs in respect of which the Landlord is reimbursed by proceeds of insurance;

(D)	costs incurred in respect of the Landlord’s negligence;

(E)	costs of repairs and maintenance to the extent covered by guarantees or warranties; and

(F)	janitorial service, in the event such service is managed directly by the Tenant;

(h)	“Premises” means the Building and the Lands;

(i)

“Realty Taxes” means all taxes, rates, duties, levies and assessments whatsoever whether municipal, provincial or federal which are now or in the future levied, charged or assessed upon the Premises or upon any part or parts thereof and all improvements now or hereafter erected or placed on the Lands, or charged against the Landlord on account thereof, and those levied, imposed, assessed. charged or rated for education, schools. parking, local improvements. public works or for any other public purpose, but excluding any taxes which are personal to the Landlord, such as capital taxes or taxes assessed on the income of the Landlord. Realty Taxes shall also include all reasonable costs and expenses incurred by the Landlord in obtaining or attempting to obtain a reduction or prevent an increase in the amount of such Realty Taxes and the reasonable costs of all consultants retained by the Landlord in connection therewith;

(j)	“Rentable Area” is equal to 42,281 square feet;

(k)	“Storage Tanks” means the existing underground storage tanks located on the Lands; and

(l)	“Term” means the term commencing on the 1st day of July, 2013 (“Commencement Date”) and expiring on the 30th day of June, 2023 subject to Section 2.2 and Section 2.3.

ARTICLE2

DEMISE AND TERM

Section 2.1     Demise

The Landlord leases the Premises to the Tenant for the Term, and the Tenant leases the Premises from the Landlord for the Term, subject to all encumbrances registered against title to the Lands in the Land Title Office and subject to the terms of this Lease.

Section 2.2     Extension

If the Tenant is not then in default of this Lease beyond any applicable cure period, it may by giving written notice to the Landlord not earlier than fifteen (15) months and not later than twelve (12) months before the expiry of the Term or the first extension thereof in accordance with this Section 2.2, extend the term of this Lease for a further term of five (5) years on the same terms and conditions of this Lease, except the Basic Rent will be the fair market rent for the Premises as at the commencement date of the extension period in the state in which they are required to be maintained under the terms of this Lease, but shall exclude the value of any leasehold improvements made by the Tenant, at the Tenant’s cost, after the Commencement Date, such Basic Rent to be as agreed upon by the Landlord and the Tenant not later than three (3) months prior to the expiry of the Term or the first ex1ension term, as the case may be, and, failing such agreement by such date, as determined by a single arbitrator in accordance with the Commercial Arbitration Act (B.C.). The Landlord and the Tenant acknowledge and agree that pursuant to this Section 2.2, the Tenant is given the option of renewing the Term only for two extension terms of five (5) years each, and at the expiry of the second extension term, if applicable, there will be no further rights of renewal or extension.

Section 2.3     Tenant Termination Right

The Tenant will have the right to terminate this Lease on July 1, 2019 by providing the Landlord with at least twelve (12) months prior written notice and payment upon serving such notice of nine (9) months Basic Rent, Operating Costs and Realty Taxes (“Termination Payment”). For greater clarity, if the Tenant exercises this termination right, the Termination Payment will be in addition to, and will not be applicable to, any rent payable under the terms of this Lease until termination of this Lease on July 1, 2019.

Section 2.4     Security Deposit

The Tenant shall provide a security deposit as follows:

(a)

a cheque for two (2) months gross rent (Basic Rent plus Operating Costs and Realty Taxes (collectively, the “Gross Rent”)) plus HST, payable to the Landlord shall be tendered within two (2) business days after both parties have fully executed this Lease; and

(b)	the amount of five (5) months Gross Rent plus HST, shall be held back from the payment of the Tl Allowance from the Landlord to the Tenant pursuant to Section 2.7 of this Lease,

(collectively, the “Deposit”),

to be held as a security deposit in accordance with the Lease to be applied to the costs or losses incurred by the Landlord with respect to any uncured default by the Tenant pursuant to the Lease and to be repaid to the Tenant (plus interest from the date it was paid to the Landlord until the date it is repaid to the Tenant, calculated based on the Bank of Canada rates applicable during the period it was held by the Landlord) within a reasonable period of time after termination of this Lease less any deduction for amounts then owed by the Tenant to the Landlord in respect of the Lease. Notwithstanding the foregoing, provided that the Tenant has not been in uncured default of any of the terms or conditions of this Lease, the Landlord shall refund to the Tenant: (i) the amount of one (1) months Gross Rent within thirty (30) days of the first anniversary of the Commencement Date; (ii) the amount of two (2) months Gross Rent within thirty (30) days of the second anniversary of the Commencement Date; and (iii) the amount of two (2) months Gross Rent within thirty (30) days of the third anniversary of the Commencement Date, provided that, for greater certainty, the Landlord shall continue to hold the remaining amount of the Deposit, being two (2) months Gross Rent, throughout the Term in accordance with this Section 2.4.

Section 2.5     Fixturing Period

Provided that the Tenant is not in breach of any of its obligations under this Lease beyond any applicable cure period, the Tenant may occupy the Premises from August 1, 2012 (the

“Possession Date”) to the Commencement Date (the “Fixturing Period”), for the purposes of improving the Premises to carry out its business, including completion of the Tenant Improvements described below. During the Fixturing Period, the Landlord and the Tenant shall be bound by all the provisions of the Lease, saving those requiring payment of Basic Rent, Operating Costs and Realty Taxes; provided, however, that the Tenant will be required to pay its own utility costs, insurance costs and garbage removal costs during the Fixturing Period. Should the Tenant begin operating its business on the Premises prior to the Commencement Date, the Tenant shall provide the Landlord with certificates of insurance evidencing the placement by the Tenant of the insurance policies required by the Landlord to be placed by the Tenant pursuant to this Lease.

Section 2.6     Tenant’s Improvements

Except for the Landlord’s Work and as otherwise provided in this Lease, the Tenant shall be responsible, at its sole cost and option, for all leasehold improvements to the Premises in order to finish the Premises in a sufficient manner to allow the Tenant to conduct its business (the “Tenant’s Work”). The Tenant shall submit working drawings and specifications of the Tenant’s Work to the Landlord for the Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. The Landlord shall provide its written approval (or explanation for any withholding of approval) to the Tenant within ten (10) business days of receiving such drawings and specifications. The Tenant shall have the right to build a bike rack to be covered and enclosed (lockable for security) in a non-intrusive location on the Lands selected in consultation with the Landlord acting reasonably and subject to any required city approvals.

Section 2.7     Tenant Improvement Allowance

Provided the Tenant has taken occupancy of the Premises, and the Tenant is not in breach of any of its obligations under this Lease beyond any applicable cure period, the Landlord will pay to the Tenant, as a contribution towards the cost of the Tenant rendering the Premises fit for its purposes (the “Tenant Improvements”), Thirty Five Dollars ($35.00) per square foot of the Rentable Area of the Premises (the “Tl Allowance”), subject to the holdback from the Tl Allowance in accordance with Section 2.4(b). The Tl Allowance shall be payable by the Landlord upon the later of the following:

(a)	this Lease, and any documents related thereto, shall have been executed and delivered by the Tenant and delivered to the Landlord;

(b)

the Tenant shall have provided to the Landlord original copies of invoices paid by the Tenant in respect of the Tenant Improvements in an amount equal to or exceeding the amount claimed for reimbursement;

(c)

the Tenant shall have provided the Landlord with a statutory declaration of a senior officer of the Tenant confirming that all of the Tenant’s contractors, sub-trades, workmen and suppliers have been paid in full and that no liens arising from the Tenant Improvements have been or may be placed against the Premises and/or the Lands;

(d)

the Landlord being satisfied that all statutory lien periods in respect of the Tenant Improvements have expired and no liens have been registered, filed or claimed in respect of any of the Tenant Improvements against the Premises and/or the Lands;

(e)	the Tenant shall have provided to the Landlord as built drawings in respect of the Tenant Improvements in a form and content satisfactory to the Landlord;

(f)	the Tenant shall have obtained an occupancy permit from the City of Burnaby for the Premises and the Tenant shall be in occupation of the whole of the Premises;

(g)

the Tenant shall have provided to the Landlord a WorkSafe BC clearance letter and/or certificate in respect of the Tenant’s general contractor and/or its sub-trades confirming that the general contractor and/or sub-trades are active, in good standing, and have met the WorkSafe BC’s criteria for advance clearance; and

(h)	the Commencement Date.

The Tenant expressly acknowledges and agrees that the obligation of the Landlord to provide the Tl Allowance pursuant to this Section 2.7 is exclusive and personal to the Tenant. The Tenant agrees that it shall be liable for and shall pay as and when due all amounts due and payable on account of the Tenant’s Work and the Tenant Improvements notwithstanding its entitlement to the Tl Allowance. Subject to the receipt of the Landlord’s approval pursuant to Section 2.6, the Landlord and the Tenant agree that the Tenant may use the Tl Allowance to install non-standard leasehold improvements, including any specific equipment required for the operation of the Tenant’s business.

Section 2.8     Landlord’s Work

On or before the Commencement Date, the Landlord shall at its cost professionally clean the brick facade of the building and upgrade the landscaping of the project in consultation with the Tenant, with both the Tenant and Landlord acting reasonably regarding the scope of the exterior upgrade work.

ARTICLE 3

RENT

Section 3.1     Intent of Lease

This is a carefree net lease to the Landlord, and it is the mutual intention of the parties hereto that the Basic Rent to be paid hereunder shall be net to the Landlord, clear of all taxes, costs and charges arising from or relating to the Premises.

Section 3.2     Basic Rent

During the Term the Tenant will pay to the Landlord, at such place as the Landlord designates and, except as may otherwise be set out in this Lease, without deduction, set off or abatement whatsoever, rent (the “Basic Rent”) as follows:

(a)

From July 1, 2013 to June 30, 2018: Seven Hundred Thirty Nine Thousand Nine Hundred Seventeen Dollars and Fifty Cents ($739,917.50) per annum (based on Seventeen Dollars and Fifty Cents ($17.50) per square foot of Rentable Area of the Premises), plus HST thereon payable in equal consecutive monthly instalments of Sixty One Thousand Six Hundred Fifty Nine Dollars and Seventy Nine Cents ($61,659.79) plus HST in advance on the first day of each calendar month;

(b)

From July 1, 2018 to June 30, 2023: Eight Hundred Twenty Four Thousand Four Hundred Seventy Nine Dollars and Fifty Cents ($824,479.50) per annum (based on Nineteen Dollars and Fifty Cents ($19.50) per square foot of Rentable Area of the Premises), plus HST thereon payable in equal consecutive monthly instalments of Sixty Eight Thousand Seven Hundred Six Dollars and Sixty Three Cents ($68,706.63) plus HST in advance on the first day of each calendar month.

If the Term commences on any day other than the first or ends on any day other than the last day of a calendar month, all Rent for the fractions of a month at the commencement or expiration of the Term shall be pro-rated on a per diem basis based on a period of three hundred sixty five (365) days or three hundred sixty six (366) days, as the case may be.

Section 3.3     Operating Costs

(a)

Throughout the Term, the Tenant shall pay to the Landlord monthly instalments on account of Operating Costs, plus applicable HST, which are preliminarily estimated to be Twenty Thousand Six Hundred One Dollars and Seventy Nine Cents ($20,601.79) per month.

(b)

Upon reasonable prior written notice to the Tenant, the Landlord may adjust the amount of such monthly payments from time to time during the Term, so that the aggregate of such payments will reasonably approximate the Operating Costs for the same period.

(c)

It is understood and agreed that the amount referred to in Section 3.3(a) is only an estimated amount. Within sixty (60) days after each lease year during the Term and within sixty (60) days after the expiration or earlier termination of this Lease, the Landlord shall deliver a detailed statement itemizing all components of the Operating Costs for the previous twelve (12) months and the Tenant shall pay to the Landlord, or the Landlord shall repay to the Tenant, after the Landlord’s determination of Operating Costs for such period, the amount by which the actual Operating Costs payable, as calculated by the Landlord, exceeds, or is exceeded by, as the case may be, the estimated Operating Costs received by the Landlord for that period.

(d)

Subject to Section 6.4 and Section 6.6, and Tenant’s obligations under Section 6.1, the Landlord will operate, maintain, repair and replace the Premises in the same state as on the Commencement Date, subject to reasonable wear and tear, and the cost thereof shall be included in Operating Costs payable by the Tenant pursuant to this Lease.

(e)

By written notice to the Landlord, the Tenant may designate all or a portion of the Premises as an area for which the Tenant will provide its own janitorial services, at the Tenant’s own cost, and any such area will be excluded from the calculation of the Tenant’s proportionate share of such services in the Operating Costs.

Section 3.4     Realty Taxes

(a)

The Landlord shall pay to the taxing authority as and when due all Realty Taxes that may be levied, rated, charged or assessed against the Premises. Any penalties incurred as a result of the Landlord’s delay in paying any Realty Taxes shall be the sole expense of the Landlord.

(b)

The Tenant shall, on the first day of each and every month during the Term and within the time or times hereinafter provided, pay directly to the Landlord or as the Landlord may direct from time to time, the amount the Landlord may reasonably require so that on the date the Realty Taxes are due and payable to the taxing authority, the Tenant shall have paid to the Landlord the full amount of the Realty Taxes then due in respect of Realty Taxes for the Premises. Such amount is preliminarily estimated to be Nine Thousand Four Hundred Twenty Four Dollars and Seventy One Cents ($9,424.71) monthly.

(c)

The Tenant agrees to provide the Landlord within ten (10) business days after demand therefor by the Landlord with a copy of any Realty Tax bills and real property assessment notices for the Premises received by the Tenant. The Tenant will, upon request, promptly deliver to the Landlord receipts for payment of all such Realty Taxes paid to any such taxing authorities, as aforesaid, and will furnish and deliver all such other information in connection therewith as the Landlord may reasonably require.

(d)

The amount referred to in Section 3.4(b) is only an estimated amount. The Landlord may amend such estimated amount for such period or periods as the Landlord may reasonably determine from time to time, and the Tenant shall pay to the Landlord the amended estimated amount in monthly instalments in advance during such period, together with all other rental payments provided for in this Lease. When the final real property tax bill in any year has been received, which relates to the period for which payments have been made by the Tenant pursuant to this Section 3.4, the parties hereto agree to adjust all payments made by the Tenant on account of Realty Taxes in accordance with such final Realty Tax bill. If the actual amount of the Realty Taxes is different than the payments made by the Tenant on account thereof, the Tenant shall pay the amount of any underpayment to the Landlord, or the Landlord will refund the amount of any overpayment to the Tenant, as the case may be, within ten (10) business days of written request.

Section 3.5     Business Taxes

In each and every year during the Term, the Tenant shall pay and discharge when the same becomes due and payable, all taxes, rates, duties, assessments and other charges that may be levied, rated, charged or assessed against or in respect of all improvements, equipment and facilities on or in the Premises and every tax and licence fee in respect of any and every business carried on thereon or therein or in respect of the use or occupancy thereof by the Tenant and any and every permitted occupant of the Premises (other than corporate income, profits or excess profit taxes assessed upon the income of the Landlord), whether any such assessment tax, rate, duty or licence fee is charged by any federal, municipal, provincial, school or other bodies during the Term.

ARTICLE 4

USE OF PREMISES AND TENANT COVENANTS

Section 4.1     Permitted Use

The Tenant will use the Premises solely for the purpose of general office use, a computer physics laboratory and product assembly, and for ancillary uses. The Tenant will not use the Premises or permit them to be used for any other purpose without the Landlord’s prior written consent, not to be unreasonably withheld, nor for any unlawful purpose.

Section 4.2     Parking

The Tenant will be entitled to the use of all outdoor parking spaces on the Lands. Starting on the Commencement Date, the Tenant shall pay the Landlord Fifty Dollars ($50.00) per month for each stall, which may be adjusted annually by the Landlord based on the Government of Canada published City of Vancouver Consumer Price Index.

Section 4.3     Tenant Covenants

The Tenant agrees as follows:

(a)

to operate the Premises in a good, efficient and business-like manner in the best interests of the Building, and in compliance with all applicable laws, ordinances, rules and regulations of governmental authorities;

(b)	to keep the Premises in a clean, orderly and sanitary condition, and to repaint and redecorate at reasonable intervals;

(c)	to comply with all reasonable requests of the Landlord relating to energy conservation that do not unreasonably interfere with the Tenant’s business;

(d)	to pay directly to the supplier when due all charges for any utilities separately metered and billed to the Tenant, or that the Landlord directs the Tenant to pay directly;

(e)	not to damage, or impair the efficient and proper operation of the Building, the Lands or any equipment located on them;

(f)	not to commit or permit to be committed waste upon the Premises or any nuisance;

(g)

subject to the Landlord’s compliance with the Tenant’s standard protocol with respect to entering restricted portions of the Premises and with the proviso that the Tenant may refuse entry to any person on any reasonable and lawful basis, including but not limited to compliance with applicable laws or the Tenant’s contractual obligations to third parties, to allow the Landlord upon two (2) business days prior written notice (except in an emergency when no notice is required) to enter the Premises at any reasonable time or times, with as little interference to the conduct of the Tenant’s business as is reasonably possible, to enable the Landlord to inspect the Premises and comply with or cause the Tenant to comply with any laws now or in the future applicable to the Premises whether or not the application of the laws to the Premises results from an act or omission of the Landlord or any other person;

(h)

if the Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Substances has come to be located on, under or above the Premises, to give written notice of such condition to the Landlord;

(i)

if the Landlord has reasonable cause to believe that the Premises have become contaminated with any Hazardous Substances, to allow the Landlord upon reasonable prior notice (except in an emergency when no notice is required) to enter the Premises and obtain samples from the Premises for the purpose of analyzing the same to determine whether and to what extent the Premises or the environment have become so contaminated and to the extent that contamination is found and that such contamination was caused by the Tenant or by those for whom in law the Tenant is responsible, to reimburse the Landlord for the costs of such inspection, sampling and analysis. The Landlord shall immediately clean-up or ensure the immediate clean-up, of any release of the contaminant which was not caused by the Tenant or by those for whom in law the Tenant is responsible (which clean-up shall include any necessary restoration or remediation to a condition that complies with any and all government regulations and where the release was not caused by the Tenant or by those for whom in law the Tenant is responsible, the Tenant shall not incur any costs or expenses associated with such clean-up or restoration or remediation);

(j)

to provide the Landlord annually upon request, the Tenant’s policy and operating procedures relating to the generation, use, manufacture, storage, handling, transfer, treatment, refining, processing and production of Hazardous Substances on or in the Premises, including spill reporting requirements, inventory and waste manifests; and

(k)

to indemnify and save harmless the Landlord and its directors, officers, employees and agents from and against any and all claims, losses, liabilities, damages, costs and expenses, including without limitation, legal fees and costs on a solicitor and own client basis arising out of or in any way connected with the use, generation, storage, escape, seepage, leakage, spillage, release, discharge, disposal or presence on, under, about or from the Premises, the Lands or the Building of any Hazardous Substances during the Term by the Tenant, its employees, agents, invitees, contractors or any others under the control of the Tenant or for whom the Tenant is responsible in law including, without limitation, the cost of any required or necessary repair, remediation or detoxification and preparation of any closure or other required plans in connection therewith and such indemnity obligations of the Tenant will survive the expiry or sooner termination of this Lease.

ARTICLE 5

INSURANCE AND INDEMNITY

Section 5.1     Landlord’s Insurance

The Landlord will take out and keep in force, as would a prudent owner of similar premises, comprehensive general liability insurance (which shall be secondary to the Tenant’s liability insurance as to the acts and omissions of the Tenant and those for whom the Tenant is in law liable) and all risks property insurance on the Building (excluding leasehold improvements) and such other forms of insurance, as the Landlord or its mortgagee reasonably considers necessary to the full extent of the replacement value. The Landlord’s property insurance policies shall contain a waiver of subrogation against the Tenant, its agents, employees and those for whom it is in law responsible. The Tenant is not relieved of any liability arising from its acts, fault, negligence or omissions and no insurable interest is conferred on the Tenant under the Landlord’s policies nor does the Tenant have the right to receive any proceeds under the policies.

Section 5.2     Tenant’s Insurance

The Tenant at its expense will provide and maintain in force during the Term the following insurance:

(a)

comprehensive general liability insurance concerning the Premises and the Tenant’s business of not less than Five Million Dollars ($5,000,000.00) per occurrence; the insurance will include, without limitation, liability for personal injury or death, contractual liability, property damage and contingent employer’s liability and will name the Landlord and its mortgagee as additional insured;

(b)

all risks (including flood, sewer and drain back-up, earthquake and sprinkler leakage) property insurance on insurable property including merchandise, furniture, fixtures and leasehold improvements, to the full replacement value, on a stated amount coinsurance basis, with a reasonable deductible;

(c)	broad comprehensive boiler and machinery insurance on all objects owned or operated by the Tenant or others on behalf of the Tenant on the Premises; and

(d)	business interruption insurance providing coverage for twelve (12) months loss of insurable gross earning or profit.

Section 5.3     Insurance Terms

Any policy of insurance under Section 5.2 will name the Landlord as an additional insured, contain a waiver of subrogation in favour of the Landlord and its employees, agents and mortgagee, incorporate the standard mortgage clause, contain a cross-liability clause in favour of the Landlord and its mortgagee where it is named, be in a form and with insurers satisfactory to the Landlord, and contain a clause requiring the insurer not to cancel or change the insurance without first giving the Landlord fifteen (15) days prior written notice. The Tenant agrees to provide the Landlord with certificates of insurance required by this Lease.

Section 5.4     Tenant’s Contractor’s Insurance

The Tenant will require any contractor performing work on the Premises to carry and maintain, at no expense to the Landlord, comprehensive general liability insurance and other insurance in amounts and on terms reasonably determined by the Landlord, and to provide the Landlord with satisfactory proof of that insurance from time to time.

Section 5.5     Landlord’s Right to Insure

If the Tenant does not provide or maintain in force the insurance required under this Lease or provide proof of the insurance when requested by the Landlord, the Landlord may take out the necessary insurance and pay the premiums, and the Tenant will pay to the Landlord the amount of such premium on the next succeeding rental payment date.

Section 5.6     Acts Conflicting with Insurance

The Tenant will not do or permit to be done any act or thing, which may render void or conflict with any policy of insurance, including any applicable regulations of fire insurance underwriters, by which the Premises or the Building are insured. If any such policies are cancelled or reduced, or threatened to be cancelled or reduced, by reason of any act or omission of the Tenant, the Landlord will have the right at its option to place such insurance at the expense of the Tenant and to remedy the circumstances which may prevent the issuance of the insurance. If the premium paid in respect of any policy is increased by any act or omission of the Tenant, upon receipt of written evidence of such increase, the Tenant will pay to the Landlord at the Landlord’s option on the next succeeding rental payment date the amount by which the premium has been increased. All of the remedies of the Landlord in this Section 5.6 may be taken without limiting or affecting any other right or remedy in this Lease.

Section 5.7     Indemnity

The Tenant will indemnify the Landlord and save it harmless from and against all claims, actions, damages, liabilities, costs and expenses in connection with loss of life, personal injury or damage to property arising from any occurrence on the Premises or occupancy or use of the Premises, occasioned wholly or in part by an act or omission of the Tenant, its officers, employees, agents, customers, contractors or other invitees, except caused by the negligence, wilful act or omission of the Landlord, and those for whom is it in law responsible. The provisions of this Section 5.7 will survive the expiry or sooner termination of the Lease.

Section 5.8     Mutual Release

(a)

Notwithstanding Section 5.7, each of the Landlord and the Tenant hereby releases the other and waives all claims against the other and those for whom the other is at law responsible with respect to occurrences insured against or required to be insured against by the releasing party, whether any such claims arise as a result of the negligence or otherwise of the other or those for whom it is in law responsible. Such release and waiver shall be effective only to the extent of proceeds of insurance received by the releasing party and proceeds which would have been received if the releasing party obtained all insurance required to be obtained by it under this Lease and for this purpose deductible amounts shall be deemed to be proceeds of insurance not received.

(b)

Notwithstanding anything to the contrary in this Section 5.8, the Landlord and the Tenant shall each be liable to any third party (being any person other than the Landlord and the Tenant and their respective insurers) to the extent of their respective fault or negligence and each shall be entitled to full indemnity and contribution from the other to the extent of the other’s fault or negligence.

Section 5.9     Limitation of Landlord’s Liability

The Landlord shall deliver the base building systems, the HVAC and the back-up power generator and related equipment in or on the Building, including but not limited to those items listed in Exhibit A, in good working order with relevant reports as applicable confirming the same; PROVIDED, HOWEVER, that the Landlord shall not be responsible or liable for damages at any time for any defects, latent or otherwise, in, or any breakdown of or interruption of, any of the equipment, machinery, utilities, appliances, or apparatus in the Building, nor shall the Landlord be responsible or liable for damages at any time for loss of life, or injury or damage to any person or to any property or business of the Tenant, or those claiming by, through, or under the Tenant, caused by or resulting from the bursting, breaking, leaking, running, seeping, overflowing, or backing up of water, steam, gas, sewage, snow, or ice in any part of the Premises or caused by or resulting from acts of God or the elements, or resulting from any defect or negligence in the occupancy, construction, operation, or use of the Premises, or any of the equipment, fixtures machinery, appliances, or apparatus therein, provided in all such events the Landlord shall use commercially reasonable efforts to complete any required repairs as quickly as possible.

ARTICLE 6

MAINTENANCE, REPAIRS. ALTERATIONS AND FIXTURES

Section 6.1     Tenant’s Maintenance and Repairs

The Tenant will at its cost:

(a)

subject to Section 6.4 and Section 6.6 keep the interior of the Building, including leasehold improvements, all the Tenant’s trade fixtures and personal property, and all interior and exterior glass windows and partitions, in good repair to the condition as of the Commencement Date, subject to reasonable wear and tear;

(b)

subject to compliance with the Tenant’s standard protocol with respect to entering restricted portions of the Premises and with the proviso that the Tenant may refuse entry to any person on any reasonable and lawful basis, including but not limited to compliance with applicable laws or the Tenant’s contractual obligations to third parties, permit the Landlord upon two (2) business days prior written notice to enter and view the state of repair and maintenance of the Building, and will make such repairs and replacements as are the responsibility of the Tenant under this Lease, in a good and workmanlike manner as the Landlord may reasonably require by notice in writing within thirty (30) days of receipt of such notice, or within such longer time as may be reasonable given the nature of the repair, and if the Tenant neglects to do so, the Landlord may reasonably enter the Building and make such repairs and replacements and all expenses in so doing will be recoverable as rent in arrears under this Lease;

(c)

reimburse the Landlord within ten (10) business days of written request for the repair of any damage caused to any part of the Premises caused by or through the wilful act, negligence or omission of the Tenant, and others for whom it is responsible under law, and all reasonable expenses incurred by the Landlord in so doing will be recoverable as rent in arrears under this Lease; and

(d)

discharge any liens and other encumbrances filed at any time against the Premises by reason of any act of the Tenant, its officers, employees, agents, customers, contractors or other invitees within fifteen (15) business days of notice thereof and if the Tenant fails to do so the Landlord may at its option pay into Court the amount required to obtain a discharge of any such lien and any amount so paid including costs and disbursements on a solicitor client basis will be payable by the Tenant to the Landlord and recoverable by the Landlord as rent; the Tenant acknowledges that the Landlord may file a notice of interest in the applicable land title office under the provisions of the Builders Lien Act or any legislation in amendment or substitution thereof evidencing that the Landlord is not responsible for any of the Tenant’s improvements; the Tenant agrees to cooperate with the Landlord in respect of the same and, if necessary, to execute and deliver all other instruments and take any actions necessary to give effect to the same.

Section 6.2     Alterations. Installations and Fixtures

The Tenant will make no alterations, repairs, installations, removals, improvements, change any locks, install any fixtures or leasehold improvements in or about the Premises, or do anything which may affect the proper operation of the Building, without the Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed and only after the Tenant has submitted applicable plans and specifications and after the Tenant has obtained all necessary permits and approvals. All such alterations, repairs, improvements, and installations of fixtures and improvements in the nature of floor and wall covering, light fixtures, partitions, built-in furniture and other leasehold improvements, when completed will be the property of the Landlord, without compensation to the Tenant, but the Landlord will have no responsibility for the repair, replacement, operation, maintenance or insurance of leasehold improvements, which will remain the responsibility of the Tenant The Tenant shall not be permitted access to the roof of the Building without the prior consent of the Landlord, not to be unreasonably withheld. The Landlord hereby authorizes the Tenant upon the event of any disruption of HVAC service, to notify directly the HVAC maintenance contractors subject to the Tenant promptly advising the Landlord by notice of the aforesaid disruption and of the aforesaid notification of the maintenance contractor.

Section 6.3     Abatement of Rent

If there is damage to the Building, which prevents use of or access to the Building, and if the damage is such that the Building is rendered not reasonably capable for use by the Tenant for a period exceeding ten (10) consecutive days:

(a)

unless the damage was caused by the negligence of fault of the Tenant, its officers, employees, agents, customers, contractors or other invitees or those under the control of the Tenant or for whom the Tenant is responsible in law, then the Basic Rent. Operating Costs and Realty Taxes will abate in the proportion that the part of the Building rendered unfit for occupancy bears to the whole of the Building until the Building is rebuilt; and

(b)

unless this Lease is terminated under Section 6.4, the Landlord or the Tenant or both, as the case may be according to their obligations to repair under this Lease, will repair the damage with reasonable diligence.

Section 6.4     Termination in Event of Damage

If any part of the Building is damaged or destroyed by any cause, within thirty (30) days after such damage or destruction occurs, the Landlord will provide the Tenant with written notice, in the reasonable opinion of the Landlord’s architect, of when the Building can be rebuilt or made fit for the purpose of the Tenant. If the Building cannot be rebuilt or made fit for the purpose of the Tenant within one hundred and twenty (120) days, the Landlord or the Tenant may, at its option within thirty (30) days after such notice is given, terminate this Lease by giving the other party written notice of termination. If the Lease is terminated under this Section 6.4, neither the Tenant nor the Landlord will be obligated to repair as provided under this Lease, the Tenant will deliver vacant possession of the Premises to the Landlord within thirty (30) days after receipt of the notice of termination, and all rent will be apportioned and paid to the date on which possession is delivered, subject to any abatement to which the Tenant is entitled under Section 6.3. If no termination notice is given, the Landlord or the Tenant or both, as the case may be according to their obligations to repair under this Lease, will repair the damage with reasonable diligence.

Section 6.5     Tenant’s Remedies

If the Landlord shall default in the performance or observance of any covenant of maintenance, repair or replacement under this Lease on its part to be performed or observed, and shall not cure such default within thirty (30) days after notice from the Tenant specifying the default (or within such longer time as may be reasonable given the nature of the default, provided the Landlord commences to cure within such thirty (30) day period) then, the Tenant may, at its option, without waiving any claim for damages for the default, at any time thereafter cure such default for the account of the Landlord, and any reasonable amount paid or incurred by the

Tenant in so doing shall be deemed paid or incurred for the account of the Landlord, and the Landlord agrees to forthwith reimburse the Tenant therefore.

Section 6.6     Capital and Structural Repairs

The Landlord shall be responsible at its sole cost and expense, with no additional charge to the Tenant except to the extent such costs and expenses are included in Operating Costs or unless caused or necessitated by the actions and/or negligence of the Tenant or those for whom in law it is responsible, for all necessary capital repairs and replacements to the Premises or any part thereof including all the mechanical, electrical, plumbing and other base building systems (including but not limited to those listed in Exhibit A), and the HVAC or the back-up power generator and related equipment in or on the Building, and for any repairs to the structure of the Building, including, without limitation, the foundations, bearing walls, roof, roof structure and roof membrane, but in all cases, excluding leasehold improvements and the Tenant’s trade fixtures.

Section 6.7     Removal of Property

(a)

Machinery, furniture and equipment in the nature of tenant’s trade fixtures and personal property, that are located in the Premises, shall be the property of the Tenant and may be removed by the Tenant during the Term and shall be removed by the Tenant upon the expiry or earlier termination of this Lease provided the Tenant is not then in default of payment under this Lease, and provided the Tenant shall repair any damage caused by such removal.

(b)

Leasehold improvements, building fixtures and fixtures not in the nature of tenant’s trade fixtures, including HVAC equipment, the back-up power generator and related equipment in or on the Building and the mechanical, electrical, plumbing and other base building systems, shall be and remain the property of the Landlord and shall not be removed by the Tenant from the Premises. Notwithstanding the foregoing, if requested by the Landlord to do so, upon the expiry or earlier termination of this Lease the Tenant shall remove any non-standard leasehold improvements made by the Tenant during the Term and shall repair any damage caused by such installation and removal and shall restore the Premises to the condition they were in prior to such installation.

(c)	Any property required to be removed by the Tenant according to the foregoing but not so removed at the expiry or earlier termination of this Lease may, at the option of the Landlord:

(i)	be removed by the Landlord and the Tenant shall forthwith on demand pay to the Landlord the cost of such removal and the cost to repair and restore the Premises as a result thereof; or

(ii)	become the property of the Landlord without any payment or compensation by the Landlord to the Tenant therefor.

Section 6.8     Compliance with all Laws

Each of the Landlord and the Tenant shall, with respect to their respective activities on the Premises or under this Lease, comply with all provisions of law, including without limiting the generality of the foregoing, the requirements of all federal, provincial and municipal legislative enactments, by laws or regulations now or hereafter in force (including without limitation environmental laws and regulations) which relate to the Premises, or to the use thereof, or to the conduct of business therein. or to the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Premises, or to the generation, use, manufacture, storage, handling, transfer, treatment, refining, processing or production of Hazardous Substances.

ARTICLE 7

ASSIGNMENT AND SUBLETTING

Section 7.1     Landlord’s Consent

The Tenant will not assign, mortgage, or encumber this Lease in whole or in part, nor sublease all or any part, nor sublease all or any part of the Premises or permit them to be used or occupied by any other person (collectively “Transfer”), without the prior written consent of the Landlord, which consent may not be unreasonably withheld, conditioned or delayed, and Section 7.2 applies. Any Transfer made in violation of this Article 7 will be void.

Section 7.2     Standards for Consent

Without limiting the circumstances when it may be reasonable for the Landlord to withhold consent to a Transfer, it will be fair and reasonable for the Landlord to withhold its consent to a Transfer in the following circumstances:

(a)

if the Landlord determines the financial condition of the proposed assignee, subtenant or occupant, or any indemnifier of same, is or may be insufficient to comply with its obligations under this Lease;

(b)	if the use to which the Premises may be put is inconsistent with the terms of this Lease;

(c)	if at the time of the proposed Transfer the Tenant is in default under this Lease;

(d)	if the Transfer will result in a division of the Premises; or

(e)	if the Tenant has not received a bona fide written offer for assignment or sublet or has not provided a copy of such offer to the Landlord at the time of requesting the Landlord’s consent.

Section 7.3     Terms of Transfer

The following applies to any Transfer:

(a)	the Landlord, acting reasonably, has the right to approve the form of Transfer;

(b)	in spite of any Transfer, the Tenant will remain fully liable to perform all the terms, conditions and covenants of this Lease;

(c)	the Tenant will at the time of Transfer require the assignee to agree in writing with the Landlord to fulfill all obligations under this Lease.

Section 7.4     Permitted Transfers

Notwithstanding Section 7.1, but subject to Section 7.3(b) and Section 7.3(c), the Tenant shall not be required to obtain the Landlord’s prior written consent in respect of:

(a)	any Transfer to an affiliate or subsidiary of the Tenant (as defined in the Canada Business Corporations Act);

(b)

the occurrence of any merger, amalgamation, reorganization or corporate restructuring of the Tenant or any Transfer to any entity or corporation that is a successor to the Tenant formed as a result thereof; or

(c)	any Transfer to any purchaser of all or substantially all of the assets and business of the Tenant,

(collectively “Permitted Transfers”).

Section 7.5     Assignment by Landlord

(a)

If the Landlord sells or otherwise transfers an interest in the Building, the Land or this Lease, in whole or in part, to the extent that the transferee is responsible for compliance with the obligations of the Landlord under this Lease, the Landlord without further written agreement will be released from all of its obligations in this Lease.

(b)

The Landlord shall be entitled to assign its interest as landlord under this Lease to an affiliate or subsidiary of the Landlord (as defined in the Canada Business Corporations Act) upon providing notice of such assignment to the Tenant.

ARTICLE 8

SUBORDINATION AND STATUS STATEMENT

Section 8.1     Subordination

So long as the mortgagee agrees that the Tenant, if not in default beyond any applicable cure period, may continue to occupy the Premises until termination, this Lease will be subject and subordinate to all charges by way of mortgage now or in the future granted in respect of the Land or the Building, and the Tenant will subordinate this Lease to every such mortgage and will execute promptly a document of subordination if requested by the Landlord, subject to such reasonable amendments as the Tenant may require, in which the Tenant will also agree to attorn to the Landlord’s mortgagee if it becomes a mortgagee in possession or takes action to realize on the mortgage.

Section 8.2     Status Statement

Whenever requested in writing by the Landlord or its mortgagee, the Tenant will promptly provide a certificate in writing as to the status of the Lease, including whether it is in full force and effect, is modified or unmodified, confirming the rental payable and the state of accounts between the Landlord and the Tenant, the existence or non-existence of defaults, and any other matters pertaining to this Lease as may be reasonably required.

ARTICLE 9

DEFAULT

Section 9.1     Tenant’s Default

If:

(a)

the Tenant fails to pay any rent or any other amount owing under this Lease when due and such failure is not cured by the Tenant within five (5) business days after notice of such failure from the Landlord;

(b)

the Tenant fails to observe or perform any of its other obligations under this Lease and the Tenant has not, within fifteen (15) days after notice from the Landlord specifying the default, cured the default or, if the cure reasonably requires a longer period, if the Tenant does not commence to cure the default within the fifteen (15) day period or thereafter does not diligently pursue the cure of such default to completion to the satisfaction of the Landlord, acting reasonably; or

(c)	re-entry is permitted under other terms of the Lease;

the Landlord, in addition to any other right or remedy, may do either or both of the following:

(d)

re-enter and remove all persons and property of the Tenant from the Premises and the property of the Tenant may be removed and stored elsewhere at the cost of and for the account of the Tenant, all without service of notice and without the Landlord being guilty of trespass or being liable for loss; and

(e)	terminate this Lease and all of the Tenant’s rights under it.

Section 9.2     Bankruptcy

If:

(a)

any of the goods and chattels of the Tenant on the Premises during the Term are seized by a creditor or the Tenant receives a notice from a creditor that the creditor intends to realize on security located on the Premises;

(b)	a receiver is appointed to control the conduct of the business of the Tenant on or from the Premises;

(c)	the Tenant becomes bankrupt or insolvent or takes the benefit of any legislation in force for bankrupt or insolvent debtors;

(d)	proceedings are instituted for the winding-up or termination of the corporate existence of the Tenant;

(e)	without notice to the Landlord the Premises are vacant for ten (10) days or more;

(f)	without the consent of the Landlord the Tenant abandons or attempts to abandon the Premises or disposes of the bulk of its goods and chattels on the Premises; or

(g)	the Lease or the Tenant’s assets are taken under a writ of execution or security instrument,

then the Landlord may re-enter and take possession of the Premises as though the Tenant or other occupant was holding over after the expiration of the Term and this Lease may, at the Landlord’s option, be immediately terminated by notice left at the Premises.

Section 9.3     Acceleration of Rent

If any of the events in Section 9.1 or Section 9.2 occur, the then current month’s rent and the rent for the next three (3) months, will immediately become due and payable as rent in arrears, and the Landlord may recover it in the same manner as rent in arrears including taking distress action.

Section 9.4     Right to Relet

(a)

If the Landlord re-enters, it may at its option, without terminating the Tenant’s rights, make alterations and repairs to facilitate reletting, and relet the Premises, or any part, as the Tenant’s agent for such period of time and at such rent and on such other terms as the Landlord wishes.

(b)

Upon reletting, all rent and monies received by the Landlord will be applied, first to the payment of indebtedness other than rent due from the Tenant to the Landlord, second to the payment of costs and expenses of the reletting excluding brokerage, legal and repair expenses, and third to the payment of rent due and unpaid under this Lease. The residue, if any, will be applied to the payment of future rent as it becomes due and payable.

(c)	If at any time the rent received from the reletting is less than the rent to be paid under this Lease, the Tenant will pay the deficiency to the Landlord to be calculated and paid monthly.

Section 9.5     Re-entry

No re-entry or entry will be construed as an election by the Landlord to terminate this Lease unless a written notice of intention to terminate is given to the Tenant Despite a reletting without termination, the Landlord may elect at any time to terminate this Lease for a previous breach.

Section 9.6     Landlord Perform Tenant’s Covenants

If after notice from the Landlord the Tenant fails to perform an obligation under this Lease, the Landlord may perform the obligation and may enter the Premises without notice and do everything the Landlord considers necessary. The Tenant will pay as rent all costs and expenses incurred by the Landlord plus fifteen percent (15%) overhead upon presentation of a bill. The Landlord will not be liable for any loss or damages resulting from negligence or otherwise resulting from such action.

Section 9.7     Damages

If the Landlord terminates this Lease in accordance with this Article 9 then in addition to other remedies, it may recover from the Tenant all costs incurred and damages suffered including the cost of recovering the Premises.

Section 9.8     Distress

None of the property of the Tenant located at the Premises is exempt from levy by distress. This Section 9.8 may be pleaded as estoppel against the Tenant in an action brought to claim exemption.

ARTICLE 10

ACCESS BY LANDLORD

Section 10.1     Access and Entry

The Landlord will have the following rights, subject to compliance with the Tenant’s standard protocol with respect to entering restricted portions of the Premises and with the proviso that the Tenant may refuse entry to any person on any reasonable and lawful basis, including but not limited to compliance with applicable laws or the Tenant’s contractual obligations to third parties:

(a)	the Landlord and its agents may enter the Premises on two (2) business days prior written notice to examine them and show them to a prospective purchaser,

or mortgagee, or for any other reasonable purpose. Provided the Tenant has not exercised its Option to Extend as provided for in this Lease, or is not then in the process of negotiating the renewal of the Lease in good faith with the Landlord, then during the last six (6) months of the Term, the Landlord may place a “For Lease” sign on the Premises and the Tenant will not interfere with the sign.

(b)

If after the required notice to the Tenant (except in an emergency when no notice is required), the Tenant is not available to open and permit entry to the Premises, the Landlord or its agents may enter by a master key or use reasonable force without being liable for damages or trespass. Nothing in this imposes any liability on the Landlord to effect repairs or maintenance.

(c)	To carry out tests and inspections or prepare designs for safety, environmental or renovation purposes to enable the Landlord to perform its obligations or exercise its rights under this Lease.

Notwithstanding the foregoing, in the exercise of its rights under this Section 10.1, the Landlord shall use its reasonable efforts to minimize disruption of the Tenant’s business to the extent reasonably possible in the circumstances and so that any construction, alteration, addition, change, expansion or reduction does not materially and adversely affect the Tenant’s use and enjoyment of the Premises.

ARTICLE 11

MISCELLANEOUS

Section 11.1     Holding Over

If the Tenant holds over after the expiration of the Term, and the Landlord accepts rent, there is no tacit renewal of this Lease, and the Tenant will be considered to be occupying the Premises as a tenant from month to month at a rental, payable in advance on the first day of each month, equal to a sum of one hundred fifty percent (150%) of the monthly instalment of Basic Rent in effect immediately before the expiration of the Term, and either party may terminate such month to month tenancy on giving at least thirty (30) days notice to the other of the effective date of such termination, and otherwise all terms and conditions of this Lease shall apply to the extent they are applicable to a tenancy from month to month.

Section 11.2     Rules and Regulations

So long as they do not impair or reduce any of the Tenant’s rights under this Lease or result in additional cost or charges to the Tenant, the Landlord may make, modify and enforce reasonable rules and regulations related to maintaining the Building in good condition. All rules and regulations become a part of this Lease and the Tenant will comply with them. The Landlord will give the Tenant at least thirty (30) days written notice of proposed changes to the rules and regulations. In the event of a conflict between such rules and regulations and this Lease, the provisions of this Lease shall govern.

Section 11.3     Quiet Enjoyment

Subject to the observance and performance by the Tenant of all its obligations under this Lease, the Tenant may use the Premises in accordance with the provisions of this Lease without interference by the Landlord, or any party claiming through the Landlord.

Section 11.4     Interpretation

Where the context requires, the singular includes the plural and vice versa, and the masculine, feminine and neuter include each other. If two (2) or more individuals or entities compose the Tenant, the liability of each under this Lease is joint and several.

Section 11.5     Registration

The Tenant shall be permitted, at its cost, to register in the appropriate Land Title Office its leasehold interest in the Leased Premises against title to the Lands by way of a short form of this Lease, such registration form to be prepared by the Tenant’s solicitor and approved by the Landlord, acting reasonably. At the Tenant’s sole cost, the Landlord and the Tenant agree to execute contemporaneously with the execution of this Lease whatever additional documents are reasonably required to permit registration of the Tenant’s leasehold interest.

Section 11.6     Interest

All overdue monies payable to the Landlord by the Tenant or to the Tenant by the Landlord on any account will bear interest at the rate equal to the annual rate of interest announced by the Royal Bank of Canada as a reference rate for its commercial loans made in Canada, plus three percent (3%) (the “Interest Rate”) from the due date until paid in full.

Section 11.7     No Waiver

The waiver by the Landlord or the Tenant of a breach of an obligation in this Lease will not be considered to be a waiver of a subsequent breach of that or another obligation. The subsequent acceptance of rent by the Landlord will not be a waiver of a preceding breach at the time of the acceptance of rent. No obligation in this Lease will be considered to have been waived by the Landlord or the Tenant unless the waiver is in writing and signed.

Section 11.8     Notices

Any notice to be given under this Lease must be given in writing and will be considered to be given if delivered by hand or if mailed by prepaid registered post:

(a)	To the Tenant:

at the Premises.

(b)	To the Landlord at:

#1700 – 1030 West Georgia Street

Vancouver, British Columbia

V6E 2Y3

Any notice to be given under this Lease will be considered to have been received, if delivered by hand upon delivery or if mailed upon the fifth (5th) business day following posting.

Section 11.9     Time of Essence

Time will be of the essence in this Lease.

Section 11.10     Severance

If any provision of this Lease or the application to any person of any provision is held to be invalid or unenforceable, the remainder of this Lease or its application will not be affected.

Section 11.11     No Modification

No representation, understanding or agreement has been made or relied upon except as expressly set out in this Lease. This Lease may only be modified in writing signed by each party against whom the modification is enforceable.

Section 11.12     Successors

This Lease binds and benefits the parties and their respective heirs, administrators, successors and permitted assigns. No rights benefit an assignee of the Tenant unless the Landlord has consented to the assignment under Article 7 of this Lease, to the extent such consent is required under Article 7. If the Landlord sells or transfers the Lands or the Building or both, the Tenant will attorn to the purchaser on the same terms and conditions.

Section 11.13     Peaceful Surrender

The Tenant will at the expiration or sooner determination of this Lease, immediately surrender the Premises in a peaceable way and in the state of repair specified in Article 6.

Section 11.14     Governing Law

This Lease shall be interpreted under and is governed by the laws of the Province of British Columbia and the laws of Canada applicable thereunder, and all disputes with respect to this Lease shall be within the exclusive jurisdiction of the courts of the Province of British Columbia.

Section 11.15     Counterparts

This Lease may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement and this agreement may be signed and transmitted by a facsimile copy thereof or signed electronically and transmitted by email, both of which shall be the same effect as signing an original hereof.

Section 11.16     Landlord Lien Waiver

Notwithstanding anything to the contrary contained in this Lease, if, after the Possession Date, the Tenant shall have granted or in future shall grant a security interest to a third party with respect to any of the Tenant’s personal property located at the Premises and not paid for in whole or in part by the Landlord which the Tenant is permitted under this Lease to remove at the expiration or earlier termination of this Lease, the Landlord shall, upon written request from the Tenant, enter into a waiver agreement in the form attached as Exhibit B.

ARTICLE 12

LANDLORD’S REPRESENTATIONS AND WARRANTIES

Section 12.1     Representations and Warranties

The Landlord represents and warrants that:

(a)	it has the full right and authority to lease the Premises in accordance with the terms and conditions contained herein;

(b)	as of the date hereof, to the knowledge of the Landlord, except as disclosed by the Environmental Reports, the Premises are not in breach of any applicable environmental laws; and

(c)

at the Commencement Date, the base building systems, including all HVAC systems, mechanical, electrical, plumbing, the back-up power generator and related equipment and other base building systems. are in good working order and repair.

ARTICLE 13

ENVIRONMENTAL

Section 13.1     Underground Storage Tanks

(a)

The Landlord and the Tenant acknowledge that there are currently underground storage tanks (the “Storage Tanks”) located under the Lands, which were in existence prior to the commencement of the Term and are the property of the Landlord and which the Tenant will use during the Term.

(b)

The Tenant further acknowledges that the Landlord intends to and shall be permitted to move the Storage Tanks above ground at any time prior to or after the Possession Date. Notwithstanding anything herein to the contrary, the Tenant agrees that, in addition to the Landlord’s rights under Section 10.1 of this Lease, the Landlord shall be entitled to access all or any portion of the Lands following the Possession Date in order to complete all work required to move the Storage Tanks above ground (the “Storage Tanks Work”). The Landlord shall be required to provide the Tenant with two (2) business days prior written notice prior to commencement of the Storage Tanks Work, and thereafter shall be entitled to continued access to all or any portion of the Lands until completion of the Storage Tanks Work. The Landlord agrees that it shall use its reasonable efforts to minimize disruption of the Tenant’s business to the extent reasonably possible in the circumstances and so that the Storage Tanks Work does not materially and adversely affect the Tenant’s use and enjoyment of the Premises.

(c)

The Landlord and the Tenant agree that so long as the Tenant uses the Storage Tanks in a reasonable and diligent manner as would a prudent owner and user of same and in accordance with all safety codes and environmental laws:

(i)

the Landlord will be solely responsible for the maintenance of the Storage Tanks (which maintenance will include preventative maintenance to ensure compliance with applicable environmental laws) and to conduct on a regular basis, but no less than once annually, testing to determine if there is any leakage from the Storage Tanks of Hazardous Substances; and

(ii)

the Landlord will clean-up, or ensure the clean-up, of the Lands as and when required by environmental laws (including any necessary restoration or remediation of the Lands to a condition that complies with any and all environmental laws) in circumstances where a release of Hazardous Substances from the Storage Tanks has occurred and such release is directly related to the acts or omissions or negligence of the Landlord; it being understood and agreed that the Landlord will not be responsible or liable for the costs associated with cleaning up, restoring or remediating the Lands if and to the extent that any release of Hazardous Substances from the Storage Tanks is caused by or results from or arises in connection with the acts, omissions or negligence of the Tenant or any of its officers, directors, employees, agents, invitees, contractors or those for whom it is responsible in law.

(d)

If the Tenant elects not to use or to cease using the Storage Tanks, the Tenant shall forthwith notify the Landlord of such election and the Landlord shall be entitled to proceed to decommission the Storage Tanks, and in such event shall take all reasonable steps to minimise any disruption caused by such decommissioning to the Tenant’s business operations carried out at the Premises.

Section 13.2     Indemnity

In addition to any liability imposed on the Landlord at law, the Landlord shall indemnify and save harmless the Tenant and its directors, officers and employees from and against any and all claims, losses, liabilities, damages, costs and expenses, including without limitation, the cost of any required or necessary repair, remediation or detoxification and preparation of any closure or other required plans in connection therewith and reasonable legal fees and costs directly arising out of or attributable to the use, generation, storage (including the Storage Tanks), escape, seepage, leakage, spillage, release, discharge, disposal or presence on, under, about or from the Lands or the Building of any Hazardous Substances brought onto the Lands by the Landlord or in circumstances where a release of Hazardous Substances from the Storage Tanks has occurred and such release is directly related to the acts or omissions or negligence of the Landlord, save and except that the foregoing indemnity shall not apply or be of any force or effect if such use, generation, storage, escape, seepage, leakage, spillage, release, discharge, disposal or presence on, under, about or from the Lands or the Building of any Hazardous Substances results or arises from the use of the Storage Tanks by the Tenant in a manner other than a reasonable and diligent manner as would a prudent owner and user of same and in accordance with all safety codes and environmental laws, or the acts or omissions or negligence of, the Tenant and/or any of its directors, officers, employees, agents, invitees, contractors or those under the control of the Tenant or for whom the Tenant is responsible in Jaw. Such indemnification shall survive the expiration or earlier termination of this Lease.

IN WITNESS WHEREOF the parties hereto have executed this Lease as of the date first above written.

0727219 B.C. LTD.

By:
Authorized Signatory

PCI BETA HOLDINGS INC.

By:
Authorized Signatory

D-WAVE SYSTEMS INC.

By:	/s/ Warren Wall
Authorized Signatory

EXHIBIT A  TO LEASE - BASE BUILDING SYSTEMS

For further clarification the following Base Building Systems shall be provided at the Premises by the Landlord as of the Possession Date in accordance with the terms of the Lease in good working order:

•	170 ton roof mounted chiller with cold water loop and air conditioning, 2 ton roof mounted air conditioner (for server room), and a 4 ton roof mounted air conditioner

•	21 separate fan coil units on the operations side

•	Pumps and VFD drives for hot and cold loops

•	Make-up unit with ~ 20000 CFM capacity

•	Main electrical service at 600 V, 1600 amp, 3 phase

•	Fire protection system

•	1075 kW diesel powered turbine generator to provide back-up power

EXISTING EQUIPMENT

The following list of existing equipment and facilities (the “Existing Equipment”) shall be provided by the Landlord to the Tenant in good working order for the Tenant’s use during the Term, and any extension thereto. Such equipment to be professionally maintained by the Tenant throughout the Term and returned to the Landlord in good working order, clean and suitable for reuse, reasonable wear and tear excepted:

•	Registered and permitted hazardous waste storage facility

•	30+ individual lab working areas with lab furniture and lab benches, but not including chairs

•	11 fume hoods

•	Dedicated clean room

•	Temperature controlled environment throughout the facility computer monitored and controlled

•	225kVA uninterrupted power supply (UPS) to bridge the time delay between the generator start-up (<30 s) and the power outage to critical systems and instrumentation (connected to marked receptacles)

•	Oil-less air compressor provides clean air and zero air (medical grade air) to the lab and to a nitrogen generator

•	Nitrogen generator

•	Distribution system for the gases throughout the lab

•	Centralized high vacuum pump with distribution system though the lab

•	Fume extraction system for fume hoods and for extraction locations throughout the lab

•	Elevated shipping receiving bay with dock leveller

•

Independent alarm system including door-mounted sensors, motion detectors and a comprehensive system of heat, smoke and glass break detectors and video surveillance cameras (inside 9 cameras and outside 5 cameras)

EXHIBIT B TO LEASE- FORM OF WAIVER AGREEMENT

WAIVER AGREEMENT

This Waiver Agreement (hereinafter referred to as this “Agreement”) is made and entered into as of        ,     2012 by and among Lender, Landlord and Tenant (all as defined below).

RECITALS:

                    (“Lender”) has agreed to, among other things, provide financing, which is secured by all equipment and other personal property assets (collectively, “Equipment”), to D-WAVE SYSTEMS INC. (“Tenant”), pursuant to that certain Loan and Security Agreement dated as of                          ,        , between each Lender and Tenant (including any supplements, extensions, renewals and replacements thereof, the “Loan Agreement”), some or all of which Equipment may be located upon that certain real property located at 3033 Beta Avenue, Burnaby, British Columbia (the “Real Property”).

Tenant is a party to that certain Lease Agreement dated July 25, 2012 (as the same may hereafter be amended, the “Lease”), with 0727219 B.C. LTD. and its beneficial owner PCI BETA HOLDINGS INC. (collectively, “Landlord”). Pursuant to the Lease, Tenant leases the Real Property from Landlord.

NOW THEREFORE, in consideration of the covenants and promises contained in this Agreement, the parties hereto agree as follows:

1.	Landlord has an interest in the Real Property as owner and landlord.

2.

Landlord agrees that the Equipment shall at all times be deemed personal property, even though it may be placed on or affixed to the Real Property. During the term of the Lease and for a period of thirty (30) days following receipt from Landlord of a notice of termination of the Lease, Lender shall have the right, at all reasonable times upon prior written notice to Landlord, to enter upon the Real Property to take possession and dispose of the Equipment pursuant to the terms of the Loan Agreement or otherwise, free of any claim to, interest in, or lien on the Equipment in favour of Landlord; provided that if Lender in removing the Equipment damages any improvements of Landlord on the Real Property, Lender will, at its own expense, cause the same to be promptly repaired to its original condition prior to such damage.

3.

During the term of the Lease. any right or interest in the Equipment that Landlord now has or may hereafter acquire because of the location or installation of the Equipment on the Real Property or otherwise is hereby made subject, subordinate and inferior to the rights of Lender to the Equipment under the terms of the Loan Agreement; provided, that Landlord shall continue to retain all rights it may otherwise have against Tenant including, without limitation, to bring an action in unlawful detainer and trespass against Tenant for non-payment of the Lease or any other breaches of agreements with Landlord, subject to Lender’s rights with respect to the Equipment during the term of the Lease and for a period of thirty (30) days following receipt from Landlord of a notice of termination of the Lease. If Tenant abandons the Equipment located on the Real

Property upon expiration or earlier termination of the term of the Lease, Lender shall have the option to remove the Equipment from the Real Property within thirty (30) days after Lender receives written notice from Landlord of such expiration or earlier termination of the term of the Lease. The Landlord may remove and store the Equipment and require Lender to pay reasonable removal and storage costs if at the expiration of the thirty (30) day period the lender has not removed the Equipment from the Real Property.

4.	Each reference herein to Lender and Landlord shall be deemed to include their respective successors and assigns, all of whom shall be bound by and entitled to the benefits of the provisions hereof.

5.

All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth below. Lender, Landlord and Tenant may from time to time by written notice to the others designate another address for receipt of future notices.

6.	Lender will deliver written notice to Landlord within a reasonable time following the expiry or earlier termination of the Loan Agreement, at which time this Agreement will expire.

Executed this     day of             , 2012.

LANDLORD:

0727219 B.C. LTD.

By:
Authorized Signatory

PCI BETA HOLDINGS INC.

By:
Authorized Signatory

Address for Notices:
#1700 – 1030 West Georgia Street
Vancouver, B.C. V6E 2Y3
Attention: Mr. Dan Turner
Fax: (604) 688-2328

TENANT:

D-WAVE SYSTEMS INC.

By:
Authorized Signatory

Address for Notices:
3033 Beta Avenue
Burnaby, BC V5G 4M9
Attention: Lease Administrator
Fax:

LENDER:

[LENDER NAME]

By:
Authorized Signatory

Address for Notices:

Attention:
Phone:
Fax: